Exhibit 99.1
Commercial Metals Company Acquires Assets of ABC Coating Companies and Affiliates
     Irving, Texas — July 1, 2008 — Commercial Metals Company (NYSE: CMC) announced today that it has completed the acquisition of substantially all the operating assets of ABC Coating Company of Texas, Inc. of Waxahachie, Texas; ABC Coating Co., Inc. of Brighton, Colorado; Banner Rebar Inc. of Denver, Colorado; and Toltec Steel Services, Inc. of Kankakee, Illinois. The acquisition also includes Texas-based Rebar Trucking, Inc. and the 50% interest of the ABC Coating of North Carolina joint venture with CMC in Gastonia and ABC Coating Tennessee of Nashville. Established in 1978, ABC Coating companies are involved in rebar fabrication and epoxy coated reinforcing bar servicing the southwest, midwest and southeast U.S. with approximately 250 employees. All six locations will become a part of the CMC Americas Fabrication and Distribution segment.
     Russ Rinn, CMC Executive Vice President and CMC Americas President, said, “We are excited about bringing this group of companies into the CMC family. The geographical and product line expansion will enable us to offer additional value-added services to our customer base. Their outstanding team of employees — who exemplify the drive and leadership of the company’s founder, Don Benge — will provide additional strength to our Company.”
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.
-(END)-

Contact:	Debbie Okle Director, Public Relations 214.689.4354
2008-17